Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Peter D. Aquino (the “Employee”) and Primus Telecommunications Group, Incorporated (the “Employer”).

WHEREAS, the Employer and the Employee entered into an Employment Agreement dated as of October 12, 2010, as amended by the Amendment to Executive Employment Agreement dated January 17, 2013 (as so amended, the “Employment Letter”);

WHEREAS, on April 26, 2013, the Employee resigned from all of his positions with the Employer and its subsidiaries, with such resignation to be effective as of April 30, 2013; and

WHEREAS, the Employer and the Employee have agreed to treat the Employee’s resignation from the Employer as a termination by the Employer without Cause (as defined in the Employment Agreement) for purposes of the Employment Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

1. The parties acknowledge and agree that the Employee’s employment with the Employer will terminate effective April 30, 2013 (the “Termination Date”).

2. Subject to this Agreement becoming effective in accordance with Section 12 (the date of such effectiveness being referred to herein as the “Effective Date”), (i) the Employer shall pay the Employee the amount of $2,800,000, such payment to be made in lump sum on May 15, 2013; (ii) the Employer shall pay the Employee the amount of $1,072,500, representing the unpaid portion of Tranche 2 of the Short Term Incentive Award (as defined in the Employment Agreement), such payment to be made in lump sum on May 15, 2013; (iii) the Employer shall pay the Employee the amount of $1,800,000, representing the unpaid portion of Tranche 3 of the Short Term Incentive Award, such payment to be made in lump sum on May 15, 2013; (iv) the Employer shall pay the Employee a bonus in the amount of $750,000, such payment to be made in lump sum on May 15, 2013; and (v) provided the Employee timely elects to continue health insurance coverage in accordance with the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the COBRA premiums, on the Employee’s behalf, until April 30, 2014. The Employee may continue coverage beyond April 30, 2014, at the Employee’s own cost, in accordance with all applicable COBRA requirements. All cash amounts payable pursuant to this Section 2 shall be subject to applicable withholdings and deductions.

3. The Employee currently holds options (the “Stock Options”) exercisable for 13,724 shares of Common Stock, par value $0.001 per share, of the Employer (the “Common Stock”), at an exercise price of $5.53 per share. Subject to this Agreement becoming effective in accordance with Section 12, the Stock Options shall continue to be exercisable until the close of business on October 27, 2013 and otherwise in accordance with the terms of the Primus Telecommunications Group, Incorporated Management Compensation Plan, at which time any unexercised Stock Options shall expire. The Employee currently holds restricted stock units (“RSUs”) covering 41,586 shares of Common Stock and dividend equivalents in the aggregate amount of $166,344 (the “Dividend Equivalent Amount”), which RSUs shall vest on the Termination Date. Subject to this Agreement becoming effective in accordance with Section 12, as soon as practicable following the Revocation Period (as defined in Section 12), and in any event on or before May 31, 2013, the Employer shall issue shares of Common Stock to the Employee in respect of the RSUs, net of shares of Common Stock to be withheld with respect to applicable deductions and withholdings, and shall pay the Employee in cash the Dividend Equivalent Amount, less applicable deductions and withholdings.

4. As a material inducement to the Employer to enter into this Agreement and in consideration of the Employer’s promise to provide the severance benefits specified in Section 2 and Section 3, the Employee, on behalf of the Employee, the Employee’s heirs, legal representatives, executors, administrators and assigns, hereby irrevocably and unconditionally releases the Employer and all its parent companies, subsidiaries, affiliates and related entities, together with all of its and their current, former and future employees, directors, partners, members, shareholders, officers, agents, attorneys, representatives, insurers, predecessors, successors, assigns, and the like, and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, arising on or before the date the Employee signs this Agreement, including, but not limited to, any claims arising out of or related to (i) the Employment Agreement, (ii) the Employee’s employment with the Employer and the ending of that employment, (iii) any contract, express or implied, in writing or oral, or (iv) any rights or claims under any federal, state or local statute prohibiting any form of discrimination, including, without limitation, the National Labor Relations Act, Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Virginia Human Rights Act, the Rehabilitation Act of 1973, including Section 504 thereof, the Americans with Disabilities Act, the Americans with Disabilities Amendments Act of 2008, the Civil Rights Act of 1966 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, and the Occupational Safety and Health Act, all as amended; provided, however, the Employee is not waiving, releasing or giving up any rights the Employee may have to workers’ compensation benefits, to Accrued Obligations (as defined in Section 8), to continued benefits in accordance with COBRA, to unemployment insurance, to the vesting, exercise, or other rights relating to any Stock Options and RSUs as provided in Section 3 , to indemnification provided by the Employer or any of its subsidiaries under the laws of its jurisdiction of organization, its certificate of incorporation, bylaws or other organizational document or pursuant to any indemnification or other agreement between the Employer and the Employee, to any rights under any insurance policy maintained by the Employer or any of its subsidiaries, to enforce the terms of this Agreement, or to any other right which cannot be waived as a matter of law. This release specifically includes, but is not limited to, any claims based upon race, color, age, religion, sexual orientation, creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, marital status, harassment or any other basis prohibited by law. The Employee further agrees to waive irrevocably any right to recover under any claim that may be filed on the Employee’s behalf by the U.S. Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local government entity, relating to the Employee’s employment with the Employer or the ending of that employment. Notwithstanding the foregoing, this Agreement does not: (x) prohibit or restrict Employee from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (y) require Employee to notify the Employer of such communications or inquiry.

5. The Employee represents and warrants that the Employee has not (i) filed or otherwise initiated any complaints or charges or lawsuits against the Employer or any other Releasee with any governmental agency or court, or (ii) assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein the Employee has against the Employer or any other Releasee.

6. The Employee has returned all Employer property, including without limitation, all equipment, computers, supplies, documents, files, records, reports, memoranda, software, credit cards, cardkey passes, identification badges, door and file keys, computer access codes, disks, employee or instructional manuals, and all other physical or personal property the Employee received, prepared or helped to prepare in connection with the Employee’s employment with the Employer, and all copies, duplicates, reproductions or excerpts thereof, whether such material is in paper form or electronic or recorded format.

7. The Employee agrees that the Employee will not make, or cause to be made, any disparaging or defamatory comments about the Employer or about any other Releasee, nor will the Employee authorize, encourage or participate with anyone on the Employee’s behalf to make such statements. The Employer agrees that it will not make, or cause to be made, any disparaging or defamatory comments about the Employee or authorize, encourage or participate with anyone on the Employer’s behalf to make such statements. Nothing in this Section 7 shall prohibit any person from making truthful statements when required by order of a court or other governmental body having jurisdiction.

8. The Employee acknowledges and agrees that the severance benefits specified in Section 2 and Section 3 shall be in lieu of and discharge any obligations of the Employer to the Employee for any further compensation, severance benefits, or any other expectations of remuneration or benefit on the part of the Employee, except: (i) for the payment of any salary earned but not paid through the Termination Date, less applicable deductions and withholdings; (ii) for the payment of any accrued but unused paid-time-off as of the Termination Date, less applicable deductions and withholdings; (iii) for the reimbursement of reasonable business expenses incurred by the Employee prior to the Termination Date, to be paid in accordance with the Employer’s policy for reimbursement of employee business expenses (the foregoing obligations in clauses (i), (ii) and (iii) being referred to as the “Accrued Obligations”).

9. The Employee represents and acknowledges that the Employee (i) has been given a period of forty-five (45) calendar days to consider this Agreement; (ii) has read and understands the terms of this Agreement; (iii) has been given an opportunity to ask questions of the Employer’s representatives; (iv) understands that this Agreement includes a waiver of all rights and claims the Employee may have under the Age Discrimination In Employment Act of 1967 (29 U.S.C. §621 et seq.); and (v) has been advised to consult with an attorney prior to signing this Agreement.

10. The Employee further represents that in signing this Agreement the Employee does not rely, and has not relied, on any representation or statement not set forth in this Agreement made by any representative of the Employer or any other Releasee with regard to the subject matter, basis or effect of this Agreement or otherwise.

11. This Agreement is knowingly and voluntarily entered into by all parties.

12. For a period of seven (7) calendar days after the date the Employee signs this Agreement (which shall not be prior to the Termination Date), the Employee has the right to revoke this Agreement by delivering written notice of revocation to John D. Filipowicz, General Counsel & CAO, 7901 Jones Branch Drive, Suite 900, McLean, VA 22102 prior to midnight on the seventh (7th) calendar day following the date on which the Employee signs this Agreement. The Agreement shall not be effective or enforceable, and the Employee shall not be entitled to any Severance Pay, unless and until seven (7) calendar days have elapsed from the date the Employee signs this Agreement, and the Employee has not revoked the Agreement during that seven (7) calendar day period (the “Revocation Period”).

13. The Employee acknowledges that he shall continue to be bound by Section 2.6 (Confidential Information), Section 2.7 (Competitive Activity) and Section 2.8 (Ideas, Inventions and Discoveries) of the Employment Agreement, each in accordance with and for such periods specified by such sections of the Employment Agreement. For the avoidance of doubt, businesses that have been divested by the Employer or with respect to which the Employer has agreed to divest shall not constitute material or significant direct competitors of the Employer for purposes of Section 2.7 of the Employment Agreement.

14. This Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements, understandings or arrangements between the parties as to the subject matter of this Agreement, except that Sections 2.6, 2.7 and 2.8 of the Employment Agreement shall remain in full force and effect in accordance with their terms as provided in this Agreement.

15. The Employee acknowledges that the Employee (i) has a legal obligation to refrain from trading in the Employer’s securities while in possession of material non-public information regarding the Employer, and such obligation will continue after leaving the Employer, and (ii) will continue after the Termination Date to be subject to certain reporting and liability provisions under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

16. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to rules regarding conflicts of law. The Employee irrevocably submits to and recognizes the jurisdiction of Virginia’s state courts or, if appropriate, a federal court located in the Commonwealth of Virginia (which courts, for purposes of this Agreement, shall be the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement of any subject addressed in this Agreement.

17. The provisions of this Agreement are severable, and if any part or provision of it is found to be unenforceable, the other parts and provisions shall remain fully valid and enforceable, provided, however, that if the release provided for in Section 4 (or any part thereof) is found to be invalid, the parties shall negotiate a modification to such release to ensure the maximum enforceability permitted by law.

18. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

19. Neither this Agreement nor any part of it may be modified, amended, changed or terminated orally, and any modification, amendment, or termination must be in writing signed by the parties hereto. Any waiver of any term or provision of this Agreement must be in writing and signed by the party granting the waiver.

20. This Agreement shall be binding on the Employee and the Employee’s heirs, administrators, representatives, executors and assigns and shall inure to the benefit of the Employer, its parent companies, subsidiaries and affiliates and to all of their successors and assigns.

21. Each party shall bear its or his own attorneys’ fees and costs incurred in connection with this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date indicated below.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:	/s/ Neil Subin
Neil Subin Director

Date:	April 26, 2013

EXECUTIVE

/s/ Peter D. Aquino
Peter D. Aquino

Date:	April 26, 2013